AMENDMENT NO. 1

TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Investment Sub-Advisory Agreement dated May 9, 2022, (the “Sub-Advisory Agreement”), by and among Olive Street Investment Advisers, LLC (the “Adviser”), J.P. Morgan Investment Management Inc., (the “Sub-Adviser”), and the Bridge Builder Trust (the “Trust”), on behalf of the series of the Trust indicated on Schedule A (each a “Fund” and collectively, the “Funds”), is entered into and effective as of the 6th day of September, 2024, by and among the Adviser, the Sub-Adviser, and the Trust, on behalf of the Funds. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-Advisory Agreement.

WITNESSETH

WHEREAS, the Adviser and the Trust, on behalf of the Funds, have entered into an Investment Advisory Agreement, dated July 10, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to the Funds pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-Adviser to render portfolio management services to the Funds pursuant to the terms of the Sub-Advisory Agreement;

WHEREAS, pursuant to Section 6(a) of the Sub-Advisory Agreement, the Funds pay the Sub-Adviser for the services provided by the Sub-Adviser to the Funds;

WHEREAS, Schedule A to the Sub-Advisory Agreement lists the Funds and sets forth the annual sub-advisory fee rates due to the Sub-Adviser by the Funds;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of the Funds, desire to update Schedule A of the Sub-Advisory Agreement to, among other things, add the Bridge Builder Tax Managed International Equity Fund; and

WHEREAS, pursuant to Section 11 of the Sub-Advisory Agreement, the Sub-Advisory Agreement may be amended only by a written instrument signed by all parties to the Sub-Advisory Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Fund(s) and Fees. Schedule A to the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

2.

Amendments. Except as specifically amended hereby, the Sub-Advisory Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Sub-Advisory Agreement effected in accordance with the terms thereof.

3.

Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreement and understandings relating to this Amendment’s subject matter.

4.	Captions. The captions in the Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

5.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include email but not facsimile) and shall be binding on the parties so transmitting their signatures.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST
on behalf of the series listed on Schedule A hereto

By:	/s/ Colleen R. Dean

Name: Colleen R. Dean

Title: President

OLIVE STREET INVESTMENT ADVISERS, LLC

By:	/s/ Thomas C. Kersting

Name: Thomas C. Kersting

Title: President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

(Sub-Adviser)

By:	/s/ Jonathan Petty

Name:	Jonathan Petty

Title:	Vice President

Schedule A

Fund(s) and Fees

Series of Bridge Builder Trust	Annual Sub-Advisory Fee Rate
Bridge Builder Tax Managed Small/Mid Cap Fund
Bridge Builder Tax Managed International Equity Fund

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